EXHIBIT 10.1

SEPARATION AGREEMENT
AND FULL AND FINAL RELEASE OF CLAIMS

This Separation Agreement and Full and Final Release of Claims (“Agreement”) is entered into between BankProv (the “Bank”), Provident Bancorp, Inc. (the “Company”) and David P. Mansfield (“you” or “your”) (collectively, the “Parties”).

Per our mutual understanding, your employment as President and Chief Executive Officer of the Bank and the Company will end on December 20, 2022.  You, the Bank and the Company desire to resolve all issues relating to the conclusion of your employment amicably and on mutually satisfactory terms.   To that end, and as additional compensation to you, the Bank and the Company are offering you a separation package in accordance with the terms of this Agreement.

Upon your signature, this Agreement shall constitute the agreement between you, the Bank and the Company on the terms of your separation from employment as follows:

1.  Employment Separation.  The last day of your employment with the Bank and the Company is and shall be December 20, 2022 (“Employment Separation Date”).  You will be paid on the next scheduled payroll date of December 22, 2022, your earned salary, less legally required withholdings. You agree that, upon receipt of this payment, you will have been paid all compensation due to you from the Bank and the Company, including all accrued but unused vacation or other paid time off, through the Employment Separation Date.  You further agree that, as of the Employment Separation Date, you will be deemed to have resigned, and shall have resigned, as a member of the Boards of Directors of the Bank and the Company.  Accordingly, as of the Employment Separation Date, you will and do hold no position with the Bank or the Company, as an employee, director, contractor or otherwise.

2.  Cash Separation Payment.  Upon your timely execution of this Agreement and in exchange for your full compliance with this Agreement and  provided that you have met, and continue to meet, all of your obligations, agreements and undertakings set forth herein, the Bank agrees to pay you the gross amount of $1,488,286.00, less legally required withholdings (“Separation Pay”), payable in a lump sum on the next business day following the expiration of  the 7-day revocation period explained in Paragraphs 14 and 15 of this Agreement (the “Payment Date”), provided that in no event will the Payment Date be prior to January 1, 2023.

3.  Insurance Coverage.  After the Employment Separation Date, you and your dependents shall remain eligible to participate in the nontaxable medical and dental insurance programs offered by the Bank to its employees for twenty-four (24) months from the Employment Separation Date.  The Bank will pay 100% of the cost of the health and medical dental premiums.  For the avoidance of doubt, to the extent possible, the separation of your employment shall not affect your continued participation in the existing medical and dental insurance programs offered by the Bank.  If the Bank cannot provide one or more of the benefits set forth in this Paragraph 3 because you are no longer an employee, applicable rules and regulations prohibit providing the benefits or the payment of the premiums in the manner contemplated, or it would subject the Bank to penalties, then the Bank will pay you a cash lump sum payment reasonably estimated to be equal to the value of the benefits or the value of the remaining benefits at the time of the determination.  In this event, the cash payment will be made on the Bank’s first payroll date immediately following the 30th day after the later of: (i) the Employment Separation Date; or (ii) the determination that the benefits cannot be provided and after the 7-day revocation period explained in Paragraphs 14 and 15 of this Agreement expires without revocation.

4.  No Future Compensation.  Other than the obligations of the Bank as set forth under the terms of Paragraphs 2 and 3 of this Agreement, you represent and agree that (a) you are not entitled to any other wages, salary, bonuses, incentive compensation, benefits or any other compensation or reimbursements from the Bank or the Company, except for any of your vested benefits under (i) The Provident Bank 401(k) Plan (ii) The Provident Bank Employee Stock Ownership Plan and (iii) the Amended and Restated Supplemental Executive Retirement Plan  entered into between the Bank and yourself dated as of February 21, 2015, and as amended as of December 17, 2020 (the “SERP”), (b) for purposes of clarity, nothing paid under this Agreement will be deemed to be in lieu of any compensation to which you are entitled to under The Provident Bank 401(k) Plan, The Provident Bank Employee Stock Ownership Plan or the SERP, each of which in you are one-hundred percent (100%) vested, and (c) all non-vested equity awards previously granted to you under the Provident Bancorp, Inc. 2020 Equity Incentive Plan and the Provident Bancorp, Inc. 2016 Equity Incentive Plan will be forfeited as of the Employment Separation Date, including, but not limited to, all unvested restricted stock awards and stock options that are not exercisable (provided that nothing herein shall adversely affect your right to exercise vested stock options in accordance with their terms), (d) all exercisable stock options will expire in accordance with the terms of the Provident Bancorp, Inc. 2020 Equity Incentive Plan and the Provident Bancorp, Inc. 2016 Equity Incentive Plan and the award agreements related to such grants, (e) as of the Employment Separation Date, the Employment Agreement entered into by and between you and the Bank, dated as of January 1, 2015, and amended effective as of January 1, 2019, shall terminate and become null and void with no further payments or benefits due thereunder and (f) as of the Employment Separation Date, the Deferred Cash Bonus Agreement entered into as of December 23, 2020, shall terminate and become null and void with no further payments due thereunder.  For the avoidance of doubt, the entire benefit under the SERP (which is $7,786,867.72 as of the Employment Separation Date) shall be paid to you in full following the six-month delay period provided for in the SERP.  The Bank agrees and acknowledges that your separation is not due to a “Specially Defined Cause” as defined by §2.8.1 of your SERP.

5.  Release.  As consideration for the Separation Pay and other good and valuable consideration contained herein, you, your spouse, beneficiaries, estate, heirs and any and all parties that may act on your behalf agree to fully and completely release, relinquish and forever discharge the Bank, the Company and each of their respective Affiliates, from any and all claims demands, disputes, obligations, promises, costs, charges, fees (including attorneys’ fees), expenses, taxes, fines, penalties, actions and causes of action of any kind, nature or description, whether known or unknown (including, but not limited to, for breach of any duty of good faith or other extra-contractual liability under any policy, and under the statutes, regulations or common law of any state), that you had or may have had, may now have or claim to have, or which may hereafter accrue, including without limitation any claims arising from or related to your employment with the Bank and the Company.  For purposes of this Agreement, the term “Affiliates” means with respect to both the Bank and the Company, their respective predecessors, successors and assigns, all of their past, present, and future shareholders, trustees, directors, officers, employees, representatives, attorneys, agent, and all of their respective parent or controlling corporations, affiliates and subsidiaries, as the case may be, or any other legal entity describing the Bank and the Company’s organization or through which they conduct business.

6.  General Release – Statutory and Regulatory Claims.  You represent and warrant that you have not filed any complaints, charges or claims against the Bank, the Company or their Affiliates with any local, state or federal court or administrative agency.  Except with respect to any rights arising out of this Agreement, you specifically agree that you waive and release the Bank and the Company from any and all manner of claims you ever had, now have or may have under any federal or state labor, employment, retaliation or discrimination laws, statutes, public policies, orders or regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Occupational Safety and Health Act of 1970, as amended, the Rehabilitation Act of 1973, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), Chapters 149 through 154 of the Massachusetts General Laws, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, New Hampshire RSA 354-A-7 (Law Against Discrimination), New Hampshire RSA 275 (provisions relating to payment of wages and discrimination in the workplace) or at common law, including but not limited to claims relating to breach of an oral or written contract, wrongful discharge, misrepresentation, defamation, interference with prospective economic advantage, interference with contractual relationship, intentional and negligent infliction of emotional distress, negligence, and breach of the covenant of good faith and fair dealing.  It is expressly agreed and understood that the release contained herein is a general release, but that you are not waiving or releasing any rights or claims (a) based on facts that arise after the date that this Agreement is executed, (b) for breach of this Agreement, (c) for worker’s compensation benefits, (d) for state disability compensation, (e) to or for any other rights that cannot by law be released by private agreement, including any right to vested benefits, or (f) any contractual, statutory or other right to indemnification or to coverage under any applicable directors’ and officers’ or other third party liability insurance policies then maintained by the Company or the Bank.

7.   General Release – Massachusetts Wage Act.  Not in limitation of the previous paragraph, by signing this Agreement, you agree and understand that you are waiving, relinquishing and releasing any and all claims or rights that you have or may have against the Bank, the Company and their Affiliates arising under the Massachusetts Wage Act, G.L. c. 149, § 148, and/or its federal law equivalent.  You are not, however, waiving any rights or claims that may arise after the execution of this Agreement.  You specifically acknowledge that this waiver and release releases the Bank, the Company and their Affiliates from liability to you for any alleged violation of the Massachusetts Wage Act and/or its federal law equivalent to the date of this Agreement.

8.  General Release – EEOC, MCAD and Claims for Reinstatement.  With respect to the rights and claims that you are waiving, you are waiving not only your right to recover in any action that you might commence, but also your right to recover in any action brought on your behalf by any other party, including, but not limited to, the U.S. Equal Employment Opportunity Commission, or any other federal, state or local governmental agency or department.  Nothing in this Agreement shall be construed to affect the rights and responsibilities of the Equal Employment

Opportunity Commission (“EEOC”), New Hampshire Commission for Human Rights (“NHCHR”), and the Massachusetts Commission Against Discrimination (“MCAD”) to enforce the anti-discrimination laws.  Also, nothing in this Agreement may be used to justify interfering with your protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC, NHCHR or MCAD.  In addition, and not in limitation of the foregoing, you hereby forever release and discharge the Bank, the Company and their Affiliates from any liability or obligation to reinstate or reemploy you in any capacity.

9.  Confidentiality.  The Parties agree to keep confidential all negotiations leading up to execution of the Agreement, including without limitation all communications and documents exchanged in connection therewith, except for your spouse, attorney, or as required by regulatory inquiry, law, or court order.  You acknowledge and agree that you have been the recipient of confidential and proprietary business information concerning the Bank, the Company and their Affiliates, including without limitation past, present, planned or considered business activities of the Bank, the Company and their Affiliates, and agree that you will not use your knowledge of such information or disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in a writing signed by the Bank, or as may be required by regulatory inquiry, law, or court order.  You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the United States Securities and Exchange Commission (“SEC”) and this Agreement does not limit your right to receive an award for information provided to the SEC.

10.  Cooperation.  You hereby represent and warrant that you have returned documents and other property of the Bank and the Company.  You further agree (i) to cooperate with the Bank and the Company and their Affiliates to the extent that your knowledge of facts concerning the business of the Bank, the Company and their Affiliates is required to respond to any governmental or regulatory inquiry, or in connection with any court, administrative proceeding, or investigation related to matters that took place during the term of your employment, and (ii) to furnish such information and assistance to the Bank, the Company and their Affiliates as may reasonably be required by the Bank, the Company or their its Affiliates in connection with any litigation in which they or any of their subsidiaries or affiliates is, or may become, a party.  The Bank or the Company will reimburse you for your reasonable expenses incurred in complying this section, including reimbursement for all of your reasonable attorneys’ fees and costs, to the extent not covered by applicable directors’ and officers’ insurance.

11.  Mutual Non-Disparagement.  You agree not to make any disparaging statements concerning the Bank, the Company or their respective Affiliates which would reasonably be expected to affect adversely its or their reputation or goodwill.  With respect to the Bank, the Company and their Affiliates, you acknowledge such non-disparagement obligations and protections extend to the Bank, the Company and their Affiliates and all their current or former officers, directors, employees, or agents.  The Bank shall direct its Board of Directors and its Senior Management not to make any disparaging statements concerning you, or your employment with the Bank.  For clarity, the provisions of this Paragraph 11 of the Agreement shall not apply to any truthful statement required to be made in any legal proceeding or in connection with any governmental or regulatory investigation.

12.  One Year Non-Solicitation of Employees and Customers.  You hereby covenant and agree that, for a period of one year following the Employment Separation Date, you shall not, without the written consent of the Bank, either directly or indirectly:

(a) solicit, encourage, or attempt to persuade or cause any officer or employee of the Bank, the Company or any of their subsidiaries to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any firm, corporation, entity or enterprise that competes with the business of the Bank; or

(b)  solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank or any of its subsidiaries to terminate an existing business or commercial relationship with the Bank or any of its subsidiaries or transfer some or all of such customer’s business or relationships with the Bank or any of its subsidiaries; provided further, that it is expressly understood and acknowledged that this paragraph shall not prevent any customer of the Bank or any of its subsidiaries from voluntarily electing to transfer its business or relationships so long as you have not in any way solicited, provided any information, advised, consulted, recommended or taken any action to encourage such customer to do so.

(c) You represent and warrant that you have not engaged, prior to the Employment Separation Date, in any of the conduct described in this Paragraph 12 and further agree that the one-year restricted period shall be tolled for the entire duration of any period in which you are in breach of this Paragraph 12.

13.  One Year Non-Competition Restriction.  For a period of one (1) full year after the Employment Separation Date, you hereby covenant and agree that you will not directly or indirectly (i) engage in, assist, or conduct any business that is the same as or in any way competes with, the business of the Bank, the Company or any of their subsidiaries, in any location within either twenty-five (25) miles of Amesbury, Massachusetts, or twenty-five (25) miles of Portsmouth, New Hampshire or (ii) participate in, have an interest in, or affiliate with in any capacity (including as a partner, shareholder, member, employee, principal, agent, trustee or consultant) any general or limited partnership, corporation, limited liability company, firm, association or other legal entity that engages, directly or indirectly, in any business that is the same as or in any way competes with, the business of the Bank; provided, however, you may request a waiver from the Bank with respect to the limitations of this Paragraph 13 on a case by case basis.  Notwithstanding the above, this provision is not intended to prevent you from being employed at a national and/or regional insured depository institution, trust company or parent holding company that has branches that are within twenty-five (25) miles of Amesbury, Massachusetts, or within twenty-five (25) miles of Portsmouth, New Hampshire, if the insured depository institution, trust company or parent holding company is headquartered outside of New England and your employment is also outside of New England and not physically located in the above defined market areas. You hereby acknowledge and agree that you have been advised to consult a lawyer prior to signing this Agreement and that this restriction serves as further good and valuable consideration for the Separation Pay and the benefits set forth in Paragraph 3, which are above and beyond any compensation otherwise owed to you.  If, for any reason, any provision of this Paragraph 13 of this Agreement is held invalid, the restrictions in this Paragraph 13 shall be modified, by the minimum amount necessary, such that the remaining provisions are consistent with law and continue in full force and effect.  You acknowledge that mutually agreed upon consideration exists to support the non-competition restrictions in the Agreement and that you have been afforded up to seven (7) business days to revoke your acceptance in writing. In addition, you represent and warrant that you have not engaged in, prior to the Employment Separation Date, any of the conduct described in this Paragraph 13 and further agree that the one-year restricted period shall be tolled for the entire duration of any period in which you are in breach of this Paragraph 13.

14.  Period for Review and Revocation.  You acknowledge that you will have up to twenty-one (21) days from your receipt hereof in which to review this Agreement and consider whether or not it is in your best interest to accept this offer and sign this Agreement.  Furthermore, you may rescind this Agreement within seven days of the day you sign it, after which time, if not rescinded, this Agreement becomes irrevocable.  The Bank and the Company advise you to consult with an attorney before signing this Agreement.  By signing this Agreement, you represent that you have carefully read this document, that you understand it, and that you have had an opportunity to consult with and review this Agreement with an attorney of your choice.  You also represent that you know and understand the contents of this Agreement; including its final and binding effect on your rights and duties, and that you freely and voluntarily assent to all the terms and conditions with the full intent of releasing the Bank and its Affiliates from all claims.  You represent that the only consideration for signing this Agreement are the terms stated herein; that no other promises, representations or agreements of any kind have been made to or with you to cause you to sign this Agreement.  You represent that your releases, waivers, representations, warranties, undertakings, obligations and agreements set forth herein are in exchange for extra consideration to which you would not have been entitled in the absence thereof.  You further acknowledge and agree that the Bank and its Affiliates are not undertaking to advise you or any other person with respect to any tax consequences of this Agreement and that you are solely responsible for determining those consequences.

15.  Period for Rescission.  This Agreement shall become effective and irrevocable on the eighth day following receipt by the Bank of the fully executed Agreement (the “Effective Date”).  This Agreement may be revoked by you by delivery of written notice to Amber M. Barbere, Senior Vice President of Human Resources, BankProv, 5 Market Street, P.O. Box 37, Amesbury, MA 01913-0037, at any time before the Effective Date. If you choose to rescind, this Agreement may only be rescinded in its entirety.  Once rescinded, no provision of this Agreement shall be enforceable.

16.  Additional Consideration.  You acknowledge that the payments and benefits described in this Agreement constitute a special separation benefit which the Bank is providing in its discretion due to your unique circumstances and that you are not otherwise entitled to receive this entire separation package from the Bank, the Company or their Affiliates.  The Bank agrees and acknowledges that this separation is not a “Termination for Cause” under §6.1 of your Employment Agreement.

17.  Headings.  The headings set forth at the beginning of any paragraph of this Agreement are for the convenience of the Parties and are not part of the substantive terms of this Agreement.  No headings shall be deemed to qualify, limit or modify the substantive terms of this Agreement in any respect.

18.  Entire Agreement.  The Parties to this Agreement mutually agree and specifically acknowledge that we are entering into this Agreement for the purpose of amicably resolving any and all issues relating to the conclusion of, or any other matter related to your employment with the Bank and the Company.  This Agreement supersedes any previous agreement, whether written or oral, that you may have had with the Bank and any other agreement is merged into and extinguished by this Agreement.  This Agreement shall not be deemed an admission by the Bank, the Company or their Affiliates of a violation of any statute or law or wrongdoing of any kind.

19.  Governing Law.  The terms of this Agreement are contractual in nature and not a mere recital, and it shall take effect as a sealed document.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire, without reference to conflict of law rules, and this Agreement shall be deemed to be executed and performed in the State of New Hampshire.

20.  Arbitration of all Disputes.   Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in Portsmouth, New Hampshire, in accordance with the Commercial Rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The above notwithstanding, the Company, the Bank, or their Affiliates may seek injunctive relief in a court of competent jurisdiction in New Hampshire to restrain any breach or threatened breach of any provision of this Agreement, including without limitation paragraphs 9, 12 and 13 above, without prejudice to any other rights or remedies that may otherwise be available to the Bank and its Affiliates.

21.  Savings Clause.  If any provision of this Agreement is determined to be void or unenforceable, the remaining provisions of this Agreement will remain in full force and effect

22.  Clawback.  The Bank, the Company and their respective successors or assigns, shall retain the legal right to demand the return of any payments made to you under the Agreement as may be required by any federal or state regulators of the Bank or the Company, within applicable regulatory time periods.  This does not include your SERP which is expressly exempt from this “Clawback” provision.  You further agree that the confidentiality, non-disparagement, non-solicitation and non-competition obligations set forth in Paragraphs 9, 11, 12 and 13 of the Agreement are material terms of the Agreement.  If the Bank, the Company or their Affiliates establish a breach of any provision of this Agreement, you acknowledge and agree that the Bank, the Company and their Affiliates shall be entitled to recover from you the full amount paid, and to not pay amounts to be paid, to you, as well as all reasonable attorney’s fees and costs incurred by the Bank, the Company or their Affiliates in a successful proceeding to enforce the Agreement.  You shall be entitled to recover from the Bank or the Company all reasonable attorneys’ fees and costs incurred by you in a successful proceeding to enforce the

Agreement.  Before bringing a proceeding alleging your breach of Paragraphs 9, 11, 12 and/or 13 of the Agreement, the Bank must provide written notice to you of its belief that such breach occurred within thirty (30) days of its knowledge of the existence of the conditions giving rise to such belief, and the notice shall describe the conditions believed to constitute a breach. You shall have thirty (30) days to respond to such notice and, if practicable, to remedy such conditions.

23.  Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  Facsimile or electronically transmitted (e.g., “.pdf”) signatures shall have the same binding force and effect as original signatures.

24.  No Presumption.  The Parties agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the Parties’ negotiations. Each Party represents and warrants that it has sought and received legal counsel of his/its own choosing regarding the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against any party on the grounds that it was more responsible for drafting the provisions.

25.  Modification.  Any amendment or modification of this Agreement must be in writing and signed by duly authorized representatives of each of the Parties.  Any modification or amendment not made in this manner shall have no force or effect.

26.  Binding on Successors.  This Agreement will inure to the benefit of the Bank and any successors and assigns.  Any successor of the Bank will continue the terms and conditions of this Agreement.  You may not assign your rights, duties or obligations under this Agreement.

[See next page for signatures.]

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If you are in agreement with the terms set forth above, please indicate by executing a copy of this Agreement and returning it to the Bank, care of Joseph Reilly.

BANKPROV

By: /s/ Joseph Reilly	Date: December 20, 2022
Joseph Reilly, Board Chair

PROVIDENT BANCORP, INC.

By: /s/ Joseph Reilly	Date: December 20, 2022
Joseph Reilly, Board Chair

I understand and agree completely to the
foregoing as of the date set forth below:

/s/ David P. Mansfield	Date: December 20, 2022
David P. Mansfield

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